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JDA Software Group, Inc.
NEWS RELEASE
JDA Investor Relations Contacts:
Lawrence Delaney, Jr., The Berlin Group
Tel: 714-734-5000; larry@berlingroup.com
Kristen L. Magnuson, Executive Vice President & Chief
Financial Officer, JDA Software Group, Inc.
Tel: 480-308-3000

JDA Software Announces Preliminary Fourth Quarter 2005 Results
Scottsdale, Ariz. — January 9, 2006 — JDA® Software Group, Inc. today announced preliminary financial results for the fourth quarter ended December 31, 2005. Based on unaudited results, JDA anticipates total revenues of approximately $55 million and software revenues of approximately $15.6 million for fourth quarter 2005, compared to total revenues of $57.3 million and software revenues of $20.3 million for fourth quarter 2004.
     “As we have seen in the past, software sales quarter to quarter continue to be hard to predict. Although software sales during the fourth quarter were comparable to the past two quarters, this result is certainly less than we expected and was primarily attributable to a significant number of deals that slipped into 2006,” commented Hamish Brewer, JDA Chief Executive Officer. “Our expectations for our business entering 2006 have not materially changed as a result of these deal slips. We remain confident in the prospects for earnings expansion in 2006 and will discuss this in more detail during our normally scheduled earnings call on January 23, 2006.”
     Software sales in the Americas came in at $10.2 million for fourth quarter 2005 compared to $14.2 million for third quarter 2004. Europe and Asia Pacific generated software sales of $2.8 million and $2.5 million respectively, compared to $2.8 million and $345,000, respectively, in the third quarter of 2005.
      JDA expects GAAP net income for fourth quarter 2005 to be $0.13 — $0.14 per share, as compared to a GAAP net income of $.01 per share in fourth quarter 2004. The Company expects to report adjusted non-GAAP earnings for fourth quarter 2005 of approximately $0.13 — $0.14 per share, which excludes amortization of acquired software technology and intangibles and non-recurring tax benefits, as compared to adjusted non-GAAP earnings per share of $.14 for fourth quarter 2004, which excluded amortization of intangibles and acquired software technology, and certain non-recurring restructuring charges and adjustments to acquisition-related reserves, impairment loss and tax benefits.
     These anticipated results are preliminary and based on partial information and management assumptions. JDA plans to announce final results and hold its regularly scheduled conference call for the fourth quarter of 2005 on January 23, 2006.
Conference Call Information for Today’s Announcement
     JDA will host a conference call at 4:45 pm Eastern today to discuss the preliminary software revenue results. To participate in the call, dial 1-800-921-9431 (United States) or 1-973-935-8505 (International) and ask the operator for the “JDA Software Group, Inc. Pre-Earnings Conference Call.” A replay of the conference call will begin January 9, 2006 immediately following the call and will end on February 9, 2006 at
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Add 1 JDAS Preliminary 4Q05 Earnings
12:00 am EST. Callers can hear the replay by dialing 1-877-519-4471 (United States) or 1-973-341-3080 (International) using replay pin number: 6904200.
     To participate in a live Web cast of the call, visit JDA’s Investor Relations Web page at www.jda.com or the following web page: http://viavid.net/dce.aspx?sid=00002C51 at the time of the conference call. An archived version of the Web cast will be accessible from the same link for one year from the conference date.
ABOUT JDA SOFTWARE
     With over 4,800 retail, manufacturing and wholesale customers in 60 countries, JDA Software Group, Inc. (Nasdaq:JDAS) is a global leader in delivering integrated software and professional services for the retail demand chain. By capitalizing on its market position and financial strength, JDA commits significant resources to advancing JDA Portfolio, its suite of merchandising, POS, analytic and collaborative solutions that improve revenues, efficiency and customer focus. Founded in 1985, JDA is headquartered in Scottsdale, Arizona and employs more than 1,100 associates operating from 26 offices in major cities throughout North America, South America, Europe, Asia and Australia. For more details, visit www.jda.com, call +1 480.308.3555 or email info@jda.com.

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our expected financial results for the fourth quarter of 2005, and Mr. Brewer’s statements regarding the expected conversion of certain proof of concept projects to software licenses in future quarters, the overall outlook for the Company’s business in 2006 and the prospects for earnings expansion in 2006. Future events may involve risks and uncertainties, including, but not limited to: (i) the possibility that our final results for the fourth quarter may differ from our preliminary results reported in this press release, particularly since neither we nor our auditors have completed our review of our fourth quarter results; (ii) uncertainties inherent in predicting closure of delayed business and future earnings results future in volatile markets and industries such as our own; and (iii) other risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release.
“JDA” and “JDA Portfolio” are trademarks or registered trademarks of JDA Software Group. Any trade, product or service name referenced in this document using the name “JDA” is a trademark and/or property of JDA Software Group. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders’.
JDA Software Group, Inc.
14400 N. 87th Street
Scottsdale, AZ 85260